CHAMPION PARTS, INC.

STOCK OPTION AGREEMENT





	THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of August 22, 1995, is by and between Champion Parts, Inc., an
Illinois corporation (the "Company"), and Thomas W. Blashill
(the "Holder").



	1.      Terms of Stock Option.



		1.1 Grant of the Option. Upon the terms and conditions hereinafter set forth, the Company hereby grants to the Holder an option (the "Stock Option") to purchase Twenty Five Thousand (25,000) Common Shares (the "Option Shares") at a price of $1.00 per share, subject to adjustment as set forth in
		Section 1.4 hereof (the "Exercise Price").
		Certain of the capitalized terms used herein are defined in Section 5.



		1.2     Procedures for Exercise.        The Holder,
		during his lifetime, may exercise the Stock Option in whole or in part at any time prior to the earlier of (a) 5:00 p.m. (Chicago time) on the fifth anniversary of the date hereof (the "Expiration Date") and (b) the Stock Option's earlier termination upon the terms set forth herein. In order to exercise the Stock Option, the Holder shall deliver to the Company a written notice specifying the number of Option Shares to be purchased, accompanied by payment in full of the entire Exercise Price for such Option Shares, in cash or by check or by delivering to the Company for cancellation Common Shares owned by Holder at the time of such exercise having a Fair Market Value equal to the Exercise Price. Subject to Section 6.12, as soon as practicable after exercise of the Stock Option and payment of the entire Exercise Price asprovided above, the Company shall deliver to Holder a certificate or certificates representing the Option Shares purchased hereunder.



		1.3 Events of Termination. Notwithstanding any provision in this Agreement to the contrary:



		(a) If the Holder's employment with the Company terminates while the Stock Option is outstanding and unexercised, in whole or in part:



			(i) if such termination is by the Company for Cause or if Holder terminates his employment for any reason, except by reason of death or Disability of Holder, the Stock Option shall terminate and cease to be exercisable as to all Unpurchased Option Shares at the time of such termination;



			(ii)    if such termination is by reason of
death, Disability or termination by the Company without Cause, the Stock Option shall terminate and case to be exercisable on the earlier of (A) three months after the date of such termination of employment, or (B) the Expiration Date, except that (x) if the Holder dies while in the employ of the Company, or dies after ceasing to be such an employee but prior to the time the Stock Option terminates and ceases to be exercisable, the Stock Option may be exercised by the Holder's Representative or the person to whom it is transferred by will or the laws of descent and distribution within a period of one year after the date of death, and (y) if the Holder becomes Disabled while in the employ of the Company, the Stock Option may be exercised within a period of one year after the date the Holder ceases to be an employee because of such Disability.





		(b) Anything contained in this Agreement to the contrary notwithstanding, in the event of the dissolution or liquidation of the Company (including a sale or other disposition of all or substantially all of the assets of the Company), or if the Company is a party to a statutory merger or consolidation pursuant to which it is not the surviving corporation and no provision has been made for securities of the surviving corporation to be delivered under the Stock Option, the Stock
Option may be canceled by the Board of Directors as of the business day preceding the effective date of such dissolution, liquidation, merger or consolidation provided that written notice of such dissolution, liquidation, merger or consolidation is given to the Holder not less than thirty (30) days prior the effective date thereof. Subject to the terms of this Agreement, the Holder will have the right to exercise the Stock Option to purchase any or all Unpurchased Option Shares at any time prior to the cancellation date specified in such notice. If the Company is a party to a statutory merger or consolidation pursuant to which it is not the surviving corporation, the Company may make provision in connection with such transaction, on such terms and conditions as the Board deems fair and equitable to the Holder, for the assumption of the Stock Option or for the substitution for the Stock Option of a new option covering the securities of a successor corporation, or a parent or subsidiary thereof. In such event, the rights of the Holder shall be limited to those provided by the assumed or substituted option.



		1.4 Antidilution Provisions. In the event of any stock dividend, stock split, combination or exchange of Common Shares or any recapitalization or change in capitalization affecting the Common Shares directly or indirectly, the number and kind of shares that are subject to the Stock Option and the Exercise
Price shall be proportionately and appropriately adjusted, without any change in the aggregate Exercise Price to be paid for all Option Shares upon full exercise of the Stock Option.
Any such adjustment may provide for the elimination of fractional shares which might otherwise become subject to the Stock Option.



	2.      Representation of the Holder.   The Holder represents and
warrants to the Company as follows:



		(a) the Holder understands that the Company is not obligated to continue the Holder's employment;



		(b) the Common Shares acquired pursuant to exercise of the Stock Option will be acquired solely for investment, and any sale, transfer or other disposition of such Common Shares will be made in compliance with all applicable federal and state securities laws; and



		(c) the Holders' present permanent residence is at the address specified on the signature page hereof.



	3.      Restrictions on Disposition.



		(a) The Company hereby advises Holder, and Holder hereby acknowledges, that the Option Shares acquired upon exercise of the Stock Option may not be registered under the Securities Act of 1933, as amended (the "Act"), and such shares may have to be held until they are registered under the Act or an exemption from such registration is available.



		(b) Holder hereby acknowledges that the Company may place a stop transfer order with the transfer agent of the Common Shares regarding the transfer of the Holder's Option Shares purchased pursuant to exercise of the Stock Option. Such shares are commonly known as "Restricted Securities". The Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Act.



		(c) The Holder acknowledges that he has received, reviewed, and is familiar with certain releases, rules and notices by the Securities and Exchange Commission, including without limitation Rule 144 under the Act, which are in effect on the date hereof and which establish, inter alia, guidelines governing the resale of "Restricted Securities". The Holder understands that selling securities in reliance on Rule 144 is subject to certain conditions, restrictions and limitations.



		(d) In connection with any disposition of the Option Shares by Holder under Rule 144 or pursuant to some other exemption available under federal or state securities laws, Holder may be required to deliver to the Company an opinion of counsel and/or to receive an opinion of counsel from the Company to the effect that all applicable requirements have been met.



	4. Legends on Certificates. Option Shares issued upon exercise of the Stock Option shall bear the following legends or such other legends as may be required by law:



"These securities have not been registered or qualified under the Securities Act of 1933, as amended, or the securities or blue sky laws or any state and may be offered and sold only if registered and qualified pursuant to the relevant provisions of federal and state securities or blue sky laws or if exemptions from such registration or qualification are applicable."



	5. Definitions. In addition to the other terms defined herein, when used herein the following terms have the following meanings.



		"Cause" means:



			(a)     the perpetration by the Holder of a
dishonest act, subversion, misappropriation or fraud against the Company or any Subsidiary, or any willful misrepresentation by such Holder to the Board of Directors of the Company;



			(b)     any willful and material breach by
the Holder of his employment agreement, if any, or of any fiduciary duty in connection with his employment by the Company or any Subsidiary; or



			(c)     any conviction of the Holder by a
federal or state court for the commission of or a guilty plea to a felony.



		"Common Shares" means the present Common Shares of the Company, par value $.10 per share, and any shares into which such shares are converted, changed or reclassified.



		"Disability" means a physical or mental condition which, in the judgment of the Board, renders the Holder no longer capable of performing the duties assigned to him by the Company.



		"Fair Market Value" means the fair market value of the Option Shares as determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of the Company in its sole discretion, based upon public quotations and recent transactions in the Common Shares.



		"Representative" means the executor(s) or administrator(s) of the Holder's estate or, if the Holder is incompetent, the Holder's guardian(s).



		"Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the chain owns stock having 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.



		"Unpurchased Option Shares" means all Option Shares which have not yet been purchased pursuant to this Agreement.



	6.      Miscellaneous.



		6.1 Successors and Assigns; Binding Agreement. Subject to Section 6.2 hereof, this Agreement shall inure to the benefit of, be enforceable by, and shall be binding upon the respective successors and assigns of the Company and the Holder and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.



		6.2 Limitation on Alienation. Notwithstanding the terms of Section 6.1 hereof, the Holder shall not transfer, sell, convey, exchange or otherwise dispose of the Stock Option and the rights and privileges of the Holder under this Agreement, except (a) by will or by the applicable laws of descent and distribution to a person (or persons) who consents in writing to be bound by the terms of this Agreement to the same extent as the Holder, or (b) by exercise pursuant to the terms of this Agreement. Except as provided herein, during the lifetime of the Holder, the Stock Option shall be exercisable only by the Holder.
The provisions of this Section are not intended to limit any authority conferred pursuant to a Power of Attorney.



		6.3     Governing Law.   This Agreement shall be
governed by and construed in accordance with the internal law of, and not the law of conflicts of, the State of Illinois.



		6.4 Waivers. The waiver by either party of any right hereunder or of any failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach by any other party, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such wavier shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.



		6.5 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:



		If to the Company, to:



			Champion Parts, Inc.

			2525 22nd Street

			Oak Brook, Illinois   60521

			Attention:  Secretary



		If to the Holder, to the address set forth on the signature page hereto; or to such other address as may be specified in a notice given by one party to the other hereunder.



		6.6 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.



		6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

 .

		6.8 Amendment. This Agreement may be amended or canceled by written agreement signed by both parties hereto.



		6.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written understandings between the parties, relating to the Option Shares.



		6.10 No Attachment. Except as required by law, no right to receive Option Shares under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.



		6.11 No Rights as Shareholder. The Holder will not have any of the rights of a shareholder with respect to the Option Shares except to the extent that such Option Shares are actually issued pursuant to exercise of the Stock Option. The existence of the Stock Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganization, or other changes to the Company's capital structure or its business, or to effect any sale, merger or consolidation of the Company, nor create any pre-emptive right on behalf of the holder of the Stock Option to acquire any Common Shares or securities convertible into or exchangeable for Common Shares.



		6.12 Tax Withholding. The Company shall have the authority to withhold, or require the Holder to remit to the Company, an amount sufficient to satisfy federal, state and local withholding tax requirements upon exercise of the Stock Option, and the Company may defer issuance of the Option Shares until such requirements are satisfied. The Board of Directors of the Company may, in its sole discretion, permit the Holder to elect, subject to such conditions as the Board shall require, to have Option Shares otherwise issuable hereunder as a result of the exercise of the Stock Option and having a Fair Market Value sufficient to satisfy all or part of the Holders' estimated total federal, state and local tax obligations associated with the transaction, withheld by the Company in lieu of any cash payment.

























	IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.





				CHAMPION PARTS, INC.







				By:     /s/ Thomas W. Blashill_____

			       Its:    President__________________











						Thomas W. Blashill

						Thomas W. Blashill



						Address:        3659 Redbud Court

								Downers Grove, Illinois  60515